Exhibit 5.1

September 1, 2009

Securities and Exchange Commission
100 F Street N.E.
Washington, DC  20549

Re:   Global Clean Energy, Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Global Clean Energy, Inc. (the “Company”), a Maryland corporation, with the Securities and Exchange Commission with respect to the registration of an aggregate of 5,000,000 shares of the Company’s common stock, par value $.001 per share (the “Shares”), for issuance under the Company’s 2007 Stock Incentive Plan (the “Plan”).

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the terms of the Plan and the agreements or certificates issued thereunder, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP